Exhibit 10.60

Summary of Compensation for Directors

As of December 31, 2011, PC Connection, Inc.’s directors consisted of: (i) Joseph Baute; (ii) David Beffa-Negrini; (iii) Barbara Duckett; (iv) David Hall; (v) Patricia Gallup; and (vi) Donald Weatherson. Effective August 8, 2011, each director receives an annual retainer of $75,000, payable quarterly, for service on the Board. Each independent director also receives an annual retainer of $15,000, payable quarterly, for participation in the Board’s audit and compensation committees. In addition, Board members who act in a chairman capacity receive annual fees as follows: Board chair, $35,000; Board vice-chair, $10,000; audit committee chair, $10,000; compensation committee and sub-committee chair, $5,000. Previously, each non-officer director received a standard quarterly retainer fee of $10,000 for service on the Board as well as $2,500 for each individual board meeting attended and $1,500 for each committee meeting attended. On August 8, 2011, each director was awarded 4,000 restricted stock units, valued at a price of $6.94 per unit, which vest ratably over two years, beginning on August 8, 2014. The table below sets forth the total retainer fee paid for 2011, and per board meeting and committee meeting fees paid to our directors in 2011:

Director	Total Retainer Fee Paid for 2011(1)	Fee Per Board Meeting Attended(2)	Fee Per Committee Meeting Attended(2)
Joseph Baute	$63,641	$2,500	$1,500
David Beffa-Negrini	53,791	2,500	1,500
Barbara Duckett	61,671	2,500	1,500
Patricia Gallup	43,343	—	—
David Hall	53,791	2,500	1,500
Donald Weatherson	63,641	2,500	1,500

(1)	In addition, non-officer directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.
(2)	Effective August 8, 2011, the Company ended the payment of fees for individual board and committee meetings.